UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 1, 2013
(Date of earliest event reported)

Texas Rare Earth Resources Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-53482 (Commission File Number)	87-0294969 (IRS Employer Identification No.)

539 El Paso Avenue Sierra Blanca, Texas (Address of principal executive offices)	79851 (Zip Code)

Registrant’s telephone number, including area code:   (915) 369-2133

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Mr. Jack Lifton to the Registrant’s Board of Directors

On October 1, 2013, Texas Rare Earth Resources Corp., a Delaware Corporation (the “Registrant”) appointed Mr. Jack Lifton to serve as a member of the Registrant’s Board of Directors (the “Board”). As of the date of this Current Report on Form 8-K, Mr. Lifton has not been appointed to serve on any committees of the Board.

Mr. Lifton is a noted consultant, author and lecturer on the market fundamentals of nonferrous strategic metals. Mr. Lifton has more than 45 years of experience in the global OEM automotive, heavy equipment, electrical and electronic, mining, smelting, and refining industries. Mr. Lifton’s background includes the sourcing, manufacturing and sales of platinum group metal products, rare earths compounds and ceramic specialties used to make catalytic converters, oxygen sensors, batteries and fuel cells. Mr. Lifton is a Founding Principal of Technology Metals Research LLC and a Senior Fellow of the Institute for the Analysis of Global Security. Mr. Lifton was educated as a physical chemist, specializing in high-temperature metallurgy.

Mr. Lifton is not related by blood or marriage to any of the Registrant’s directors or executive officers or any persons nominated by the Registrant to become directors or executive officers. The Registrant has not engaged in any transaction in which Mr. Lifton or a person related to Mr. Lifton had a direct or indirect material interest. To the Registrant’s knowledge, there is no arrangement or understanding between any of its directors, officers and Mr. Lifton pursuant to which he was selected to serve as a director of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXAS RARE EARTH RESOURCES CORP.

DATE: October 1, 2013	By:	/s/ Daniel Gorski
Daniel Gorski Chief Executive Officer